Exhibit 15

Acknowledgement of Ernst & Young LLP,

Independent Registered Public Accounting Firm

Board of Directors

Lockheed Martin Corporation

We are aware of the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Lockheed Martin Corporation 2011 Incentive Performance Award Plan of our reports dated April 27, 2011 and July 27, 2011 relating to the unaudited condensed consolidated interim financial statements of Lockheed Martin Corporation that are included in its Forms 10-Q for the quarters ended March 27, 2011 and June 26, 2011.

/s/ Ernst & Young LLP

McLean, Virginia

August 18 , 2011